Exhibit 10.15
LEASE-BUSINESS PROPERTY-SHORT TERM
     THIS AGREEMENT, made and entered into this 14th day of December, 2005, by and between Farver Rental (“Landlord”), whose address, for the purpose of this lease, is 2617 First Avenue East, Bldg A, Newton, Iowa 50208; and Central Iowa Energy, LLC (CIE), 2617 1st Avenue East, Suite 1, Newton, Iowa 50208 (“Tenant”).
     The parties agree as follows:
     1. PREMISES AND TERM. Landlord leases to Tenant the following real estate, situated in Jasper County, Iowa:
Suite 1 and 2 of Farver True Value Plaza, approximately 2,800 square feet,
2617 First Avenue East, Newton, Iowa 50208
     together with all improvements thereon, and all rights and easements, for a term beginning on the 1st day of August, 2005, and ending on the date CIE’s offices are constructed or sooner is required by CIE.
     2. RENT. Tenant agrees to pay Landlord as rent, two membership units in CIE per month during the term of this lease. Rent for any partial month shall be prorated as additional rent. Tenant shall, if not in default, have the option to lease premise for up to 18 months under this lease agreement.
     All sums shall be paid at the address of Landlord, or at such other places as Landlord may designate in writing. Payment will be made once CIE terminates this lease. Payment will be in the form of CIE membership units. Only at the time the lease is terminated
     3. POSSESION. Tenant shall be entitled to possession on the 1st day of August, 2005, and shall yield possession to Landlord at the termination of this lease.
     4. USE. Tenant shall use the premises only for an office.
     5. CARE AND MAINTENANCE.
     (a) Tenant takes the premises as is.
     (b) Tenant shall maintain the interior plumbing, sewer, electrical, and ventilation systems, and keep all in good working order. Tenant shall be responsible for normal ongoing maintenance, changing of filters, and routine servicing of the heating, cooling and ventilation systems. Tenant shall maintain the interior of the property, including walls, ceiling, and floors, in good condition.
     (c) Landlord shall keep the following in good repair: roof, exterior walls, foundation, exterior sewer, exterior plumbing, major HVAC component replacement, parking area, driveways, sidewalks, and exterior decorating.
     (d) Tenant shall be responsible for repair or replacement of HVAC up to $500.00 per occurrence, maintain the premises in a reasonable safe, serviceable, clean and presentable condition and, except for the repairs and replacements provided to be made by Landlord in subparagraph (c) above, shall make all repairs, replacements and improvements to the premises, INCLUDING ALL CHANGES, ALTERATIONS OR ADDTIONS ORDERED BY ANY LAWFULLY CONSTITUTED GOVERNMENT AUTHORITY DIRECTLY RELATED TO TENANT’S USE OF THE PREMISES. Tenant shall make no structural changes or alterations without the prior written consent of Landlord. All changes must meet ADA requirements. Unless otherwise provided, tenant agrees to remove all snow and ice and other obstructions from the sidewalk on or abutting the premises.
     6. UTILITIES AND SERVICES. Tenant shall pay for all utilities and services which may be used on the premises.
     Landlord shall not be liable for damages for failure to perform as herein provided, or for any stoppage for needed repairs or for improvements or arising from causes beyond the control of Landlord, provided Landlord uses reasonable diligence to resume such services.
     7. SIGNS. Tenant agrees to install a sign on front of premise to identify business.
     8. SURRENDER. Upon the termination of this lease, Tenant will surrender the premises to Landlord in good and clean condition, except for ordinary wear and tear or damage without fault or liability of Tenant.
     9. ASSIGNMENT AND SUBLETTING. No assignment or subletting, either voluntary or by operation of law, shall be effective without the prior written consent of Landlord, which consent shall not unreasonably be withheld.
     10. INSURANCE.
          A. PROPERTY INSURANCE. Landlord and Tenant agree to insure their respective real and personal property for the full insurable value. Such insurance shall cover losses included in the insurance Services Office Broad Form Causes of Loss (formally fire and extended coverage). To the extent permitted by their policies, the Landlord and Tenant waive all rights of recovery against each other.
          B. LIABLITY INSURANCE. Tenant shall obtain commercial general liability insurance in the amounts of $1,000,000.00 each occurrence and $ 1,000,000.00 annual aggregate per location. This policy shall be endorsed to include the Landlord as an additional insured.

          C. CERTIFICATE. Tenant to provide certificate of insurance upon possession, and annually thereafter.
     11. LIABLITY FOR DAMAGE. Each party shall be liable to the other for all damages to the property of the other negligently, recklessly or intentionally caused by that party (or their agents, employees or invitees), except to the extent the loss is insured and subrogation is waived under the owner’s policy.
     12. INDEMNITY. Except for any negligence of Landlord, Tenant will protect, defend, and indemnify Landlord from and against and all loss, costs, damage and expenses occasioned by, or arising out of, any accident or other occurrence causing or inflicting injury or damage to any person or property, happening or done in, upon or about the premises, or due directly or indirectly to the tenancy, use or occupancy thereof, or any part thereof by Tenant or any person claiming through or under Tenant.
     13. DAMAGE. In the event of damage to the premises, so that Tenant is unable to conduct business on the premises, this lease may be terminated at the option of either party. Such termination shall be effected by notice of one party to the other within thirty days after such notice; and both parties shall thereafter be released from all future obligations hereunder.
     14. MECHANIC’S LIENS. Neither Tenant, nor anyone claiming by, through, or under Tenant, shall have the right to file any mechanic’s lien against the premises. Tenant shall give notice in advance to all contractors and subcontractors who may furnish, or agree to furnish, any material, service or labor for any improvement on the premises.
     15. DEFAULT, NOTICE OR DEFAULT AND REMEDIES.
EVENTS OF DEFAULT
     A. Each of the following shall constitute an event of default by Tenant: (1) Failure to pay rent when due; (2) failure to observe or perform any duties, obligations, agreements, or conditions imposed on Tenant pursuant to the terms of the lease; (3) abandonment of the premises. “Abandonment” means the Tenant has failed to engage in its usual and customary business activities on the premises for more than fifteen (15) consecutive business days; (4) institution of voluntary bankruptcy proceedings by Tenant; institution of involuntary bankruptcy proceedings in which the Tenant thereafter is adjudged a bankruptcy; assignment for the benefit of creditors of the interest of Tenant under this lease agreement; appointment of a receiver for the property of affairs of Tenant, where the receivership is not vacated within ten (10) days after the appointment of the receiver; (5) imposition of a lien of any type on the premises will constitute a default.
NOTICE OF DEFAULT
     B. Landlord shall give Tenant a written notice specifying the default and giving the Tenant ten days in which to correct the default. If there is a default (other than for nonpayment of a monetary obligation of Tenant, including rent) that cannot be remedied in ten (10) days by diligent efforts of the Tenant, Tenant shall propose an additional period of time in which to remedy the default. Consent to additional time shall not be unreasonably withheld by Landlord. Landlord shall not be required to give Tenant any more than three notices for the same default within any 365 day period.
REMEDIES
     C. In the event Tenant has not remedied a default in a timely manner following a Notice of Default, Landlord may proceed with all available remedies at law or in equity, including but not limited to the following: (1) Termination. Landlord may declare this lease to be terminated and shall give Tenant a written notice of such termination. In the event of termination of this lease, Landlord shall be entitled to prove claim for and obtain judgment against Tenant for the balance of the rent agreed to be paid for the term herein provided, plus all expenses of Landlord in regaining possession of the premises and the reletting thereof, including attorney’s fees and court costs, crediting against such claim, however, any amount obtained by reason of such reletting; (2) Forfeiture. If a default is not remedied in a timely manner, Landlord may then declare this lease to be forfeited and shall give Tenant a written notice of such forfeiture, and may, at the time, give Tenant the notice to quit provided for in Chapter 648 the code of Iowa.
     16. NOTICES AND DEMANDS. All notices shall be given to the partied hereto at the addresses designated unless either party notifies the other, in writing, of a different address. Without prejudice to any other method of notifying a party in writing or making a demand or other communication, such notice shall be considered given under the terms of this lease when it is deposited in the U.S. Mail, registered or certified, properly addressed, return receipt requested, and postage prepaid.
     17. PROVISIONS BINDING. Each and every covenant and agreement herein contained shall extend to and be binding upon the respective successors, heirs, administrators, executers and assigns of the parties hereto.
     18. ADDITIONAL PROVISIONS.
          A. Tenant agrees to pay for all improvements to the premises.

          B. ENVIRONMENTAL MATTERS. Tenant shall comply at all times during the term of this Lease with all applicable federal, state, and local laws, ordinances, regulations or policies relating to environmental protection and public health and safety “Environmental Regulations”. Tenant shall indemnify Landlord against and hold Landlord harmless from any and all claims, penalties, fines, liabilities, settlements, damages, or expenses of whatever kind or nature (including but not limited to attorney fees, fees of environmental consultants, and laboratory fees,) known or unknown, contingent or otherwise, arising out of or in any way related to the presence, release, threatened release, or disposal of any hazardous substance (as defined in any Environmental Regulation) in, upon or from the premises or arising out of or in any way related to the violation by Tenant or the Premises of any Environmental Regulation during the term of this Lease and any other period of Tenant’s occupancy of the Premises. The obligations of Tenant under this paragraph shall survive the termination of this Lease and Tenant’s occupancy of the Premises.
          C. SUBORDINATION. Landlord may assign its rights under this Lease to the holder of one or more mortgages (which term shall include a mortgage, deed of trust, or other encumbrance) now or hereafter in force against the Premises or the Shopping Center. Upon the request of Landlord , Tenant agrees to subordinate its rights under this Lease to the lien of one or more mortgages (which term shall include a mortgage, deed of trust, or other encumbrance) now or hereafter in force against the Premises or Shopping Center and to all advances made or hereafter to be made upon the security thereof. Tenant shall provide a customary form of estoppels affidavit or certificate to the lender, prospective lender, or prospective purchaser upon Landlord’s request. In the event of a sale or transfer of all or any portion of the Shopping Center, the transferor thereafter shall be entirely relieved of all obligations to be performed by Landlord under this lease to the extent of the interest in or portion of the Shopping Center so sold or transferred.
          D. LANLORD’S RIGHT TO CURE. Landlord may, but shall not be obligated to, cure any default by Tenant in the performance of any of Tenant’s obligations under this Lease, including but not limited to Tenant’s failure to pay any taxes, obtain any insurance, make any repairs, or satisfy any lien claims; in the event that Landlord elects to so cure any default by Tenant, then all costs and expenses paid immediately after such payment by Landlord, together with interest thereon (except in the case of such attorneys’ fees) at 18% per annum from the date of such payment by Landlord to the date of repayment by Tenant to Landlord.
          E. NO PERSONAL LIABILITY. Notwithstanding any other provision of this Lease, Tenant agrees that it will look solely to the equity, estate, and property of Landlord in the land and buildings comprising the Shopping Center (subject to prior rights of the holder of any mortgage or deed of trust thereon) for the collection of any judgment requiring the payment of money by Landlord; and Tenant understands and agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of any such judgment or for the enforcement of any rights of remedies of Tenant.
          F. MISCELLANEOUS. One or more waivers by Landlord or Tenant of a breach of any covenant or condition by the other of them shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Landlord or Tenant to or of any act by either requiring the other’s consent or approval shall not be deemed to waive or render unnecessary either party’s consent to or approval of any subsequent similar act by the other party. Each and every covenant and agreement therein contained shall extend to and be binding upon the respective successors, heir, administrators, executers, and assigns of the partied hereto. The rights, options, elections, and remedies of Landlord and Tenant contained in this Lease shall be cumulative and may be exercised on one or more occasions; and none of them shall be construed as excluding any other or additional right, priority, or remedy allowed or provided by law. If any provision of this Lease shall be declared legally invalid or unenforceable, then the remaining provisions of this Lease nerveless shall continue in full force and effect and shall be enforceable to the fullest extent permitted by law.
     19. ENTIRE AGREEMENT.
     This Lease constitutes the entire agreement between Landlord and Tenant relative to the Premises. There are no promises, agreement, understandings, inducements, warranties or representations, oral or written, other than as set forth in the Lease. No broker was involved with this Lease, and no brokerage commission is payable regarding this Lease. This Lease may be modified or amended only by a written document duly executed by both parties.

LANDLORD:		TENANT:

Farver Rental		Central Iowa Energy, LLC.

An Iowa Partnership		An Iowa Corporation

By:	/s/ Timothy S. Farver	By:	/s/ James Johnston

	Timothy Scot Farver, Partner		Jim Johnston, Chairman

Date:	Dec 14, 2005	Date:	12-14-05